                                                                    EXHIBIT 23.4

                                CONSENT OF EXPERT

                  Reference is made to the Registration Statement on Form 40-F (the "Registration Statement") of Ivanhoe Mines Ltd. (the "Company") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

                  I hereby consent to (i) the use of and reference to my name and my reports, and the inclusion of information derived from my reports, under the heading "Item 4 - Narrative Description of Business", in relation to the scientific and technical disclosures regarding the Company's Monywa Copper Project, the Bakyrchik Gold Project and the Company's mining properties in Myanmar, South Korea, Mongolia and Vietnam in the Company's Annual Information Form for the year ended December 31, 2000, dated May 15, 2001; and (ii) the use of and reference to our name and our reports, and the inclusion of information derived from our reports under the heading "Item 4 - Narrative Description of Business", in relation to the Company's Monywa Copper Project, the Bakyrchik Gold Project and the Company's mining properties in Myanmar, South Korea and Vietnam in the Company's Annual Information Form for the year ended December 31, 2001, dated May 16, 2002, each as incorporated by reference into the Registration Statement.

Sincerely,

_____________________________
Name: James A. Currie
Title: P. Eng.

Date: November 17, 2003